TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of __________, 2016 is between Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), on behalf of each of the funds listed on Exhibit A (each a “Company” and collectively the “Companies”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

1.    Appointment as Transfer Agent. Each Company hereby appoints AST to act as sole transfer agent (“Agent”) and registrar for the common stock of each Company and for any such other securities as set forth in Exhibit A hereto (which each Company shall update as necessary to keep complete and accurate) and as each Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment. In connection with the appointment of AST as transfer agent and registrar for each Company, each Company shall provide AST: (a) Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the board of trustees of each Company, with a certificate of the secretary of each Company as to such approval; (b) Specimens of the signatures of the officers of each Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests; and (c) A copy of the Agreement and Declaration of Trust (the “Declaration of Trust”) and by-laws of each Company and, on a continuing basis, copies of all material amendments to such Declaration of Trust or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made).

2.    Additional Services. AST may provide further services to, or on behalf of, each Company as may be agreed upon between each Company and AST. AST shall provide services to reunify shareholders with their assets, provided each Company incurs no additional charge for such services. Furthermore, AST shall provide information agent and proxy solicitation services to each Company on terms to be mutually agreed upon by the parties hereto.

3.    Company Representations and Warranties.

a.    Each Company represents and warrants to AST that: (i) it is duly organized and validly existing and in good standing under the laws of either the Commonwealth of Massachusetts or the State of Maryland; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all trust proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.    All Shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares are (or, in the case of Shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 (the “Securities Act”). Any Shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Securities Act, and in each such issuance or transfer, each

Company was or shall be so advised by its legal counsel and all Shares issued or to be issued bear or shall bear all appropriate legends, as determined in each Company’s discretion.

c.    Each Company shall promptly advise AST in writing of any change in the capital structure of each Company, and each Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

4.    AST’s Reliance.

a.    AST may reasonably act and rely on, and shall incur no liability and shall be indemnified for losses, liabilities and reasonable expenses (including reasonable and documented legal and other fees and expenses) by each Company from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it reasonably believes in good faith to be an officer, authorized agent or employee of a Company, unless prior thereto (i) the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (ii) the Company furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) update. AST may also act and rely on advice, opinions or instructions received from a Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel.

b.    AST may act and rely on, and shall incur no liability and shall be indemnified for losses, liabilities and reasonable expenses (including reasonable and documented legal and other fees and expenses) by each Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction reasonably believed by it in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (a “Shareholder”), including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST reasonably and in good faith believes to be accurate; (iii) the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of each Company.

5.    Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred, including, without limitation, documented legal costs and costs of responding to subpoenas related to each Company’s records (regardless of whether AST is still an Agent for each Company) in connection with its acting as Agent, as set forth in the attached Fee Schedule dated March 17, 2016. In the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. On termination of its services as Agent, AST may be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Companies, and for forwarding and maintaining records with respect to certificates received after such termination. Any additional services provided by AST and compensation that may be due to AST shall be documented by AST.

6.    Books and Records. The books and records pertaining to a Company, which are in the possession or under the control of AST, shall be the property of each Company. Such books and records shall be prepared, preserved and maintained as required by the Investment Company Act of 1940 (the “1940 Act”) and other applicable federal securities laws, rules and regulations. Upon the reasonable request of a Company and at Company’s expense, AST shall make available to Company and any officer of a Company and any other person duly authorized by a Company’s Board of Trustees or PIMCO (an “Authorized Person”): (a) copies of any such books and records; (b) reasonable access to any facility or part of a facility that is utilized by either AST or a third party providing services on behalf of AST for purposes of carrying out the terms of this Agreement; (c) reasonable access to employees of AST and any third party providing services on behalf of AST for purposes of carrying out the terms of this Agreement; and (d) data and records relating to the services. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to a Company in accordance with AST’s standard document and record retention practices and/or procedures, provided that such practices and procedures are consistent with the requirements of the 1940 Act, other applicable law and AST’s contracted obligations to a Company and/or PIMCO.

7.    Performance of Services. In the event that a Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty (60) days, AST shall have the right to terminate or suspend its services upon prior notice to breaching Company; provided, however, that a breach by one Company shall not result in a breach for other Companies. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of breaching Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under this Agreement. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

In the event that AST commits any breach of its material obligations to a Company and such breach remains uncured for more than sixty (60) days, a Company shall have the right to terminate this Agreement upon prior notice to AST.

8.    AST as Distributor of Funds. All funds received by AST for distribution on behalf of each Company will, if so requested, be deposited by AST in a segregated bank account. Each Company, which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. Each Company shall also have the responsibility to discharge all escheatment obligations relating to such funds. If so requested by AST, each Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

9.    Lost Certificates. AST shall be authorized to issue replacement certificates (if a Company chooses to issue stock certificates) or create book entries for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

10. Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from a Company). If such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

11. Confidentiality; Data Security.

a.    AST acknowledges that it will acquire information and data from each Company, and such information and data are confidential and proprietary information of each Company and/or PIMCO (collectively, “Confidential Information”). Confidential Information includes, but shall not be limited to, (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of each Company and/or PIMCO, their subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords each Company and/or PIMCO a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Confidential Information will not include, however, any information that (i) was in the possession of AST at the commencement of the services contemplated under this Agreement that is not related to each Company and/or PIMCO, (ii) became part of the public domain through no fault of AST or (iii) became rightfully known to AST or its affiliates through a third party with no obligation of confidentiality to a Company and/or PIMCO. AST agrees not to disclose the Confidential Information to others (except as required by law or permitted by AST’s privacy policy then in effect, but in no event shall AST disclose the Confidential Information without Company’s prior written approval; provided, however, that no such approval shall be required for any disclosure made pursuant to a routine subpoena or an information request relating to one or more Shareholders that does not require disclosure of Confidential Information other than information relating to such Shareholders’ account; provided, however, that AST shall use commercially reasonable efforts to inform PIMCO of any such disclosure) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the

Confidential Information. AST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than the greater of a reasonable degree of care and the requirement of applicable law, in protecting the Confidential

Information. AST agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person or entity, unless required by law, any list of shareholders or clients of a Company and/or PIMCO or any personal information relating to such shareholders or clients.

b.    In addition, AST acknowledges that in connection with performing services hereunder, it may receive Confidential Information that contains “non-public personal information,” “personally identifiable information,” “personal data” or the like from Company and/or PIMCO (collectively “Personal Information”), as such terms are defined in Section 509 (4) of the Gramm-Leach-Bliley Act, Section 248.3(t) of Securities and Exchange Commission Regulation S-P and/or other similar applicable laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. Seq. and the European Privacy Directive 95/46/EC, as each is amended from time to time (collectively, “Applicable Laws”). AST acknowledges and agrees that it is prohibited from disclosing or using Personal Information except as necessary to carry out the terms of this Agreement, and in compliance with Applicable Laws. AST further acknowledges and agrees, that it also shall implement and maintain a comprehensive, written information security program to protect such Personal Information in accordance with the terms and standards of Applicable Laws that (i) incorporates technical and organizational security measures, including administrative, physical, and technical safeguards, including encryption where required or appropriate, for Personal Information; (ii) is reasonably designed to prevent unauthorized access to or use of, or other compromise of, Personal Information; and (iii) provides for the proper destruction of such records and data that contain Personal Information, so that the information contained therein cannot be practicably read or reconstructed. AST will obligate, in writing, (and periodically review and monitor the performance of) any third party that receive Personal Information in providing services to or acting as the agent of AST for purposes of carrying out the terms of this Agreement, to implement and comply with information security standards no less stringent than those required by the terms of this Agreement and all Applicable Laws. The appointment of any such third party shall not relieve AST of its responsibilities or liabilities hereunder. If AST determines an incident or data breach occurred, potentially occurred or may potentially occur compromising or potentially compromising the security or integrity of Confidential Information or Personal Information while such Confidential Information or Personal Information is in the possession, custody or control of AST, or any third party acting as the agent of AST, whether by unauthorized acquisition, theft, loss, illegal or unauthorized use, insecure disposal or other potential compromise (each such event a “Security Event”), AST will: (i) as immediately as practicable notify PIMCO of the Security Event (unless prohibited by law enforcement official); (ii) promptly investigate the Security Event; (iii) cooperate with PIMCO regarding investigation and mitigation of such Security Event; (iv) comply with, or assist with PIMCO’s and/or a Company’s compliance with, any data breach notification requirements pursuant to any applicable federal and/or state data breach notification laws and/or regulations; (v) promptly provide a written report to PIMCO that sets forth the risk assessment, root cause analysis and corrective action plans and (vi) implement the corrective action plan and use commercially reasonable efforts to mitigate the effects of the Security Event as soon as practicable. AST shall provide reasonably prompt notice to, and all reasonable and prompt assistance to, PIMCO and/or a Company in responding to any and all requests, complaints, or other communications received that such party may receive regarding any Confidential

Information or Personal Information. AST agrees not to respond to any such request until explicitly authorized by PIMCO in writing, except to the extent such request comprises a legally binding order compelling disclosure without notice to the other party. Upon the occurrence of a Security Event, AST shall have the right to notify the appropriate law enforcement agency regarding the general nature of the Security Event without identifying PIMCO or a Company; provided, however, that, in no event shall AST notify any shareholder, customer or client of a Company and/or PIMCO, or any regulator of such Security Event without PIMCO’s prior written approval, which shall not be unreasonably withheld or delayed. In the event of a Security Event relating to another closed-end fund client of AST, if AST determines in its sole discretion that such Security Event resulted from or identified a risk that is reasonably likely to materially affect AST’s provision of services under this Agreement or compromise any Confidential Information or Personal Information, then AST shall notify PIMCO of such Security Event and the steps that have been taken or are being taken to remedy such risk; provided, that in no event shall AST be required to identify any of its other customers whose information or data was compromised as a result of such Security Event.

c.    AST shall at all times employ a current version of a commercially available virus detection software program that employs regular updates to test the hardware and software applications used by it to deliver the Services for the presence of any computer code designed to disrupt, disable, harm or otherwise impede the operation of such hardware or software. AST shall use its commercially reasonable efforts to ensure that no viruses are coded or introduced into the systems: (a) used to provide the services hereunder; or (b) hosted by AST. If a virus is found to have been introduced into such systems, AST shall promptly notify PIMCO, use its commercially reasonable efforts to reduce the effects of the virus on the affected systems and, if the virus causes a loss of operational efficiency or loss of data, to mitigate and restore such losses.

12. Anti-Money Laundering; Sanctions; Anti-Corruption; Anti-Bribery.

a.    AST represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where AST conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency.

b.    AST further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program. AST represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, AST will continue to undertake appropriate due diligence to ensure that neither AST nor any Person is subject to Sanctions. AST further represents that the foregoing policy prohibits AST and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to Sanctions. AST acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. AST will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

c.    AST represents, warrants, and covenants that (i) its officers, directors, employees and agents (together with AST, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not knowingly commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. AST shall promptly notify PIMCO if a Relevant Person becomes aware of any breach of this provision, and PIMCO may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

13. Limitations on AST’s Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or a Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of a Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of a Company and any predecessor transfer agent or predecessor registrar at the time AST became the transfer agent and/or registrar with respect to the Shares. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of a Company’s Declaration of Trust or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from a Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it. AST shall be obligated to exercise customary care and diligence in the performance of its duties hereunder and to act in good faith in the performance of services provided for under this Agreement.

14. Limitations on Liability. Except with respect to a Company’s indemnity obligations, no party shall have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue or cost of cover. Except with respect to a Company’s indemnity obligations, no party’s liability arising out of or in connection with AST’s acting as Agent for a Company or any other Services under this Agreement shall exceed the larger of the aggregate amount of all fees (excluding expenses) paid under this Agreement in the twenty-four (24) month period immediately preceding the date of the first event giving rise to liability or twenty-four (24) times the monthly fees due to AST under this Agreement.

15.    Indemnities. From and at all times after the date of this Agreement, each Company covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “AST Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) (collectively, “Losses”) incurred by or asserted against any AST Indemnified Party arising out of the performance of all activities permitted or required to be taken by AST pursuant to this Agreement, except for such Losses incurred as a result of an AST Indemnified Party’s gross negligence, bad faith or willful misconduct. No Company shall be liable under this indemnity with respect to any claim against an AST Indemnified Party unless the Company is notified of the written assertion of such a claim, or of any action commenced against an AST Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve a Company of any liability hereunder if no prejudice occurs.

From and at all times after the date of this Agreement, AST covenants and agrees to defend, indemnify, reimburse and hold harmless each Company and its officers, directors, employees, affiliates and agents (each, a “Company Indemnified Party”) against any Losses incurred by or asserted against any Company Indemnified Party arising out of AST’s material breach of any provision of this Agreement, any regulatory fines imposed against PIMCO and/or a Company arising out of any act or omission by AST, AST’s gross negligence, bad faith or willful misconduct. AST shall not be liable under this indemnity with respect to any claim against a Company Indemnified Party unless AST is notified of the written assertion of such a claim, or of any action commenced against a Company Indemnified Party, promptly after a Company shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by a Company to provide such notice shall not relieve AST of any liability hereunder if no prejudice occurs.

All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

16. Insurance. AST will, at its own expense, maintain in full force and effect at all times during the term of this appointment insurance coverage in amounts with standard coverage and subject to deductibles as is customary for insurance typically maintained by similar transfer agents.

17. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and each Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

18. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

19. Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

20. Assignment. AST may not assign this Agreement or any rights granted hereunder, in whole or in part, without the prior written consent of each Company, except (and only upon written notice to each Company) to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business.

21. Amendment; Entire Agreement; Severability. This Agreement may be amended or modified only by a written document authorized, executed and delivered by each Company and AST. This Agreement, together with the fee schedule attached hereto, constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersedes any prior agreement and understandings with respect to those matters and transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22. Term: The initial term of this Agreement shall be three (3) years from the date hereof and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parties, unless written notice is provided by either party at least ninety (90) days prior to the end of the initial or any subsequent period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of each Company.

23. Notices. The address of each Company to which notices may be sent is 650 Newport Center Drive, Newport Beach, CA 92660. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention: General Counsel.

24. Company Obligation. With respect to each Company that is a Massachusetts business trust, a copy of each Company’s Amended and Restated Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of each Company by an officer of the Company in his or her capacity as an officer and not individually. The obligations of this Agreement shall only be binding upon the assets and property of each Company and shall not be binding upon any trustee, officer, or shareholder of each Company individually.

AMERICAN STOCK TRANSFER

& TRUST COMPANY, LLC

By:
Name:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

Each Company is authorized to issue the following shares/units:

Class of Stock	Par Value	Number of Shares/Units Authorized

11